Exhibit 99.1

February 22, 2021

Liberty Media Corporation to Present at Morgan Stanley Technology, Media and Telecom Conference

ENGLEWOOD, Colo.--(BUSINESS WIRE) -- Liberty Media Corporation (NASDAQ: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) announced that Greg Maffei, President and CEO of Liberty Media Corporation, will be presenting at the Morgan Stanley Technology, Media and Telecom Conference on Monday, March 1st at 4:15 p.m. E.S.T. During his presentation, Mr. Maffei may make observations regarding the company's financial performance and outlook, as well as other forward looking matters.

The presentation will be broadcast live via the Internet. All interested persons should visit the Liberty Media Corporation website at http://libertymedia.com/events to register for the webcast. An archive of the webcast will also be available on this website for 180 days after appropriate filings have been made with the SEC.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Braves Group and the Formula One Group. The businesses and assets attributed to the Liberty SiriusXM Group (Nasdaq: LSXMA, LSXMB, LSXMK) include Liberty Media Corporation's interest in SiriusXM. The businesses and assets attributed to the Braves Group (Nasdaq: BATRA, BATRK) include Liberty Media Corporation's subsidiary Braves Holdings, LLC. The businesses and assets attributed to the Formula One Group (Nasdaq: FWONA, FWONK) consist of all of Liberty Media Corporation's businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including its subsidiary Formula 1, its interest in Live Nation Entertainment and minority investments including AT&T Inc. and Liberty Media Acquisition Corporation.

Liberty Media Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Media Corporation